Exhibit 99.2
UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

FLUOROPHARMA, INC. (a development stage company)
BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$33,221	$11,413
Prepaid expenses	6,185	15,766
Total Current Assets	39,406	27,179

Property and equipment, net	23,948	29,952
Intangible assets, net	54,480	55,890

Total Assets	$117,833	$113,021

LIABILITIES AND STOCKHOLDERS’ (EQUITY)

Current Liabilities:
Accounts payable	$915,100	$842,357
Accrued expenses	586,062	649,998
Short-term convertible notes payable	735,000	538,828
Total Current Liabilities	2,236,163	2,031,183

Commitments & Contingencies	-	-
Stockholders’ Equity (Deficit):
Preferred stock; $0.001 par value, 1,500,000 authorized no shares issued and outstanding	-	-
Common stock - Class A - $0.001 par value, 15,000,000 authorized, 5,778,237 and 5,778,237 shares issued and outstanding	5,778	5,778
Common stock- Class B - $0.001 par value, 3,500,000 authorized, 2,691,788 and 2,691,788 shares issued and outstanding	2,692	2,692
Additional paid-in capital	6,552,592	6,541,604
Deficit accumulated in the development stage	(8,679,393)	(8,468,236)
Total Stockholders’ (Equity)	(2,118,330)	(1,918,162)

Total Liabilities and Stockholders’ (Equity)	$117,833	$113,021

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF OPERATIONS
(Unaudited)

	For the 3 Months Ended March 31,		June 13, 2003 (inception) to
	2011	2010	March 31, 2011

Operating Expenses:
General and administrative	$17,033	$86,844	$2,917,785
Professional fees	158,763	34,461	2,619,016
Research and development	-	16,650	4,003,247
Sales	269	-	1,291
Amortization	3,911	3,911	87,129
Depreciation	6,005	6,550	113,520
Total Operating Expenses	185,981	148,416	9,741,988

Loss from Operations	(185,981)	(148,416)	(9,741,988)

Other Income (Expense):
Interest income	-	-	4,327
Gain on debt reconstruction	-	-	1,358,127
Loss on disposition of fixed assets	-	-	(71,550)
Interest expense	(25,176)	(6,895)	(228,309)
Total Other Income (Expense), net	(25,176)	(6,895)	1,062,595

Loss Before Taxes	(211,157)	(155,311)	(8,679,393)

Provision for Income Taxes	-	-	-

Net Loss	$(211,157)	$(155,311)	$(8,679,393)

Basic and Diluted Net Loss per Common Share	$(0.02)	$(0.01)

Weighted Average Shares Used in per Share Calculation:
Basic and Diluted	8,470,025	8,470,025

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF CASH FLOWS
(Unaudited)
	For the 3 months Ending March 31,		June 13, 2003 (inception) to
	2011	2010	March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(211,157)	$(155,311)	$(8,679,393)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	9,916	10,462	200,649
Issuance of common stock for consulting	-		23,488
Expenses related to employee stock options	4,833	15,782	572,095
Amortization of debt discount	7,328	-	17,974
Non-cash fair value of stock options issued to non-employees for consulting	-	-	1,370,926
Loss on fixed asset dispositions	-	-	71,550
Gain on debt settlement	-	-	(1,358,127)
Expenses paid by issuance of preferred stock	-	-	50,000
Expenses paid by issuance of debt	-	-	-
(Increase) decrease in:
Accounts receivable	-	50,000	50,000
Prepaid expenses	7,552	2,394	(8,213)
Deposits	-	-	-
Increase (decrease) in:
Accounts payable	74,771	(21,291)	1,099,101
Accrued expenses	(63,935)	(2,903)	693,130
Net Cash Used by Operating Activities	(170,692)	(100,867)	(5,896,820)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for intangible assets	(2,500)	-	(141,609)
Cash paid for purchase of property and equipment	-	-	(208,619)
Net Cash Used by Investing Activities	(2,500)	-	(350,228)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes – stockholder	-	-	1,400,000
Proceeds from issuance of short-term convertible notes	195,000	100,000	735,000
Advances from stockholders	-	-	679,500
Proceeds from sale of common stock - Class A	-	-	2,317,821
Proceeds from sale of common stock - Class B	-	-	622,948
Proceeds from sale of preferred stock	-	-	525,000
Net Cash Provided by Financing Activities	195,000	100,000	6,280,269

Net Increase (Decrease) in Cash and Cash Equivalents	21,808	(867)	33,221
Cash and Cash Equivalents, Beginning of Period	11,413	1,724	-
Cash and Cash Equivalents, End of Period	$33,221	$857	$33,221

Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$-	$11,511
Income tax paid	$-	$-	-

Supplemental Non-Cash Disclosure:
Conversion of preferred stock to common stock	$-	$-	$288
Notes payable – stockholder – settled in common stock	$-	$-	$1,400,000
Accrued interest – stockholder – settled in common stock	$-	$-	$109,889
Advances from stockholders settled in common stock	$-	$-	$679,500
Accounts payable settled in common stock	$-	$-	$103,872
Accounts payable settled in common stock options	$-	$-	$30,500
Accrued expenses settled in common stock options	$-	$-	$3,000
Decrease in accounts payable related to fixed asset disposition	$-	$-	$133,314
Decrease in accounts payable related to settlement	$-	$-	$48,000
Decrease in accrued expenses related to settlement	$-	$-	$3,000
Increase in accounts receivable related to common stock issuance	$-	$-	$50,000

The accompanying notes are an integral part of these financial statements.

FLUOROPHARMA, INC. (a development stage company)
STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock - Class A		Common Stock - Class B				Total
	Number of		Number of		Number of		Additional	Accumulated	Stockholders'
	shares	Amount	shares	Amount	shares	Amount	Paid-In Capital	Deficit	Equity

Issuance of common stock	-	$-	1,797,500	$1,798	-	$-	$-	$-	$1,798
Issuance of preferred stock	137,500	138	-	-	-	-	274,862	-	275,000
Net loss	-	-	-	-	-	-	-	(333,146)	(333,146)
BALANCE, December 31, 2004	137,500	138	1,797,500	1,798	-	-	274,862	(333,146)	(56,348)

Issuance of preferred stock for contract termination	25,000	25	-	-	-	-	49,975	-	50,000
Issuance of preferred stock	125,000	125	-	-	-	-	249,875	-	250,000
Issuance of stock options to non-employees	-	-	-	-	-	-	158,803	-	158,803
Net loss	-	-	-	-	-	-	-	(687,576)	(687,576)
BALANCE, December 31, 2005	287,500	288	1,797,500	1,798	-	-	733,515	(1,020,722)	(285,121)

Issuance of common stock for consulting	-	-	16,425	16	-	-	23,472	-	23,488
Conversion of preferred stock to common stock	(287,500)	(288)	287,500	288	-	-	-	-	-
Issuance of common stock to induce conversion of preferred stock	-	-	22,905	23	-	-	(23)	-	-
Issuance of common stock to investor	-	-	1,096,170	1,095	-	-	1,564,928	-	1,566,023
Issuance of common stock to employees	-	-	-	-	-	-	28,806	-	28,806
Issuance of common stock to non-employees	-	-	-	-	-	-	511,888	-	511,888
Net loss	-	-	-	-	-	-	-	(1,999,214)	(1,999,214)
BALANCE, December 31, 2006	-	-	3,220,500	3,220	-	-	2,862,586	(3,019,936)	(154,130)

Issuance of common stock	-	-	627,058	628	-	-	1,249,372	-	1,250,000
Issuance of stock options to employees	-	-	-	-	-	-	19,239	-	19,239
Issuance of stock options to non-employees	-	-	-	-	-	-	429,391	-	429,391
Net loss	-	-	-	-	-	-	-	(2,354,043)	(2,354,043)
BALANCE, December 31, 2007	-	-	3,847,558	3,848	-	-	4,560,588	(5,373,979)	(809,543)

Issuance of stock options to employees	-	-	-	-	-	-	274,299	-	274,299
Issuance of stock options to non-employees	-	-	-	-	-	-	216,779	-	216,779
Net loss	-	-	-	-	-	-	-	(2,272,144)	(2,272,144)
BALANCE, December 31, 2008	-	-	3,847,558	3,848	-	-	5,051,666	(7,646,123)	(2,590,609)

Issuance of common stock (Class B)	-	-	-	-	2,691,788	2,692	670,255	-	672,947
Issuance of stock options to employees	-	-	-	-	-	-	157,933	-	157,933
Non-cash fair value of stock options to non-employees	-	-	-	-	-	-	54,064	-	54,064
Fair value of stockholder debt, payables and advances settled in common stock (A)	-	-	1,554,305	1,554	-	-	387,023		388,577
Fair value of common stock issued (A) to settle accounts payable	-	-	376,374	376	-	-	103,496	-	103,872
Fair value of common stock options issued to settle accounts payable and accrued expenses	-	-	-	-	-	-	18,364	-	18,364
Net income	-	-	-	-	-	-	-	132,005	132,005
BALANCE, December 31, 2009	-	-	5,778,237	5,778	2,691,788	2,692	6,442,801	(7,514,118)	(1,062,847)

Issuance of Common Stock Options to Employees	-	-	-	-	-	-	86,985		86,985
Fair Value of Warrants Issued with Convertible Notes Payable							11,818		11,818

Net loss	-	-	-	-	-	-	-	(954,118)	(954,118)
BALANCE, December 31, 2010	-	-	5,778,237	5,778	2,691,788	2,692	6,541,604	(8,468,236)	(1,918,162)

Vesting of stock Options	-	-	-	-	-	-	4,833	-	4,833
Fair Value of Warrants Issued with Convertible Notes Payable	-	-	-	-	-	-	6,155	-	6,155

Net loss for 3 months ended March 31, 2011 (Unaudited)	-	-	-	-	-	-	-	(211,157)	(211,157)
BALANCE, March 31, 2011 (unaudited)	-	-	5,778,237	5,778	2,691,788	2,692	6,552,592	(8,679,393)	(2,118,330)

FLUOROPHARMA, INC. (a development stage company)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS
FluoroPharma, Inc. (“the Company or FluoroPharma”) is a privately-held molecular imaging company headquartered in Boston, Massachusetts, engaged in the discovery, development and commercialization of proprietary diagnostic imaging products. The Company’s focus is the development of novel positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD).  When used in these notes, the terms “Company,” “we,” “our,” “ours,” or “us” mean FluoroPharma, Inc., a Delaware corporation.

The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to research and development of commercially viable products that meet the standards of and are approved by the Food and Drug Administration, raising capital and attracting qualified advisors and personnel to further advance the Company’s goals. The Company has not commenced its planned principal operations, has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since incorporation on June 13, 2003 have been considered as part of the Company's development stage activities.

The Company is organized as a C corporation for income tax purposes. Accordingly the Company pays federal and state income taxes on any profits and retains losses to be offset against any future taxable profits. Dividends are paid at the discretion of the Board of Directors; however, the Company has never declared a dividend and has no intention of declaring a dividend in the foreseeable future. The Company currently intends to retain any earnings for the operation and expansion of the business. The Company’s continued need to retain any earnings for operations and expansion is likely to limit the Company’s ability to pay future cash dividends.

2.	MANAGEMENT STATEMENT REGARDING GOING CONCERN
The accompanying financial statements have been prepared assuming that the Company will continue to operate as a going concern, including the realization of its assets and settlement of its liabilities at their carrying values in the ordinary course of business for the foreseeable future. However, substantial doubt about the Company’s ability to continue as a going concern exists because the Company has experienced significant operating losses, negative cash flows from operations since inception and has not established any revenue sources. The Company has sustained cumulative losses of $8,679,393 as of March 31, 2011. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. The Company continues to actively pursue various funding options, including equity offerings and debt financings, to obtain additional funds to continue the development of our products and bring them to commercial markets. The Company is currently negotiating several potential transactions; however, there can be no assurance that we will be successful in our efforts to raise additional capital.

The Company believes that the successful growth and operation of its business is dependent upon its ability to do any or all of the following:

•	obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and

•	manage or control working capital requirements by controlling operating expenses.

There can be no assurance that the Company will be successful in achieving its long-term plans as set forth above, or that such plans, if consummated, will enable the Company to obtain profitable operations or continue in the long-term as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of FluoroPharma is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (GAAP) and have been consistently applied in the preparation of the financial statements.

Accounting for Share-Based Payments
FluoroPharma follows the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. FluoroPharma uses the Black-Scholes option pricing model in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed, which resulted in employee stock-based compensation expense for the three months ending March 31, 2011 and 2010 of $4,833 and $15,782, respectively.

The Company accounts for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The fair value of each share based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions:

	2011	2010
	(Unaudited)	(Unaudited)
Risk-free interest rate	2.43%	2.43%
Expected volatility	131.11% - 151.06%	75% - 134.06%
Dividend yield	0%	0%

Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consisted of money market funds at March 31, 2011 and December 31, 2010.

Concentration of Risks
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company primarily maintains its cash balances with financial institutions in federally insured accounts. The Company has not experienced any losses to date resulting from this practice.

Earnings per Share
The Company computes net income (loss) per common share in accordance with ASC Topic 260. Net income (loss) per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, and convertible notes, if applicable, that are outstanding each year. The weighted average common stock includes both Class A and Class B common stock as these classes have the same rights with the exception of voting (see Note 10).

Basic and diluted earnings per share were the same for the three months ending March 31, 2011 and 2010, as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive. As of March 31, 2011, the Company had outstanding options exercisable for 2,208,000 shares of its common stock and warrants exercisable for 441,078 shares of its common stock, and notes payable and accrued interest convertible into 808,871 shares of common stock. At March 31, 2010, the Company had outstanding options exercisable for 2,183,000 shares of its common stock, and warrants exercisable for 394,278 shares of common stock, and notes payable and accrued interest convertible into 303,863 shares of common stock.

Fair Value of Financial Instruments
The Company's financial instruments primarily consist of cash and cash equivalents and accounts payable. All instruments are accounted for on the historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1: Quoted prices for identical instruments in active markets accessible at the measurement date.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs for the instrument are only used when there is little, if any, market activity for the instrument at the measurement date. Price or valuation techniques require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

Impairments
The Company assesses the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company records an impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments were required as of March 31, 2011 or December 31, 2010.

Income Taxes
The Company accounts for income taxes and the related accounts under the liability method. Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

There is no unrecognized tax benefit included in the consolidated balance sheet that would, if recognized, affect the effective tax rate.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its balance sheets at March 31, 2011 or December 31, 2010, and has not recognized interest and/or penalties in the statement of operations for the three months ending March 31, 2011 and 2010.  See Note 9 - Income Taxes.

Intangible Assets
The Company’s intangible assets consist of technology licenses and website development costs, and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over the estimated useful life. Useful lives are as follows: technology licenses, five to 15 years; website development costs, three years.

Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment at March 31, 2011 and December 31, 2010 consisted of computer and office equipment and machinery and equipment with estimated useful lives of three to five years.

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Research and Development Costs
Research and development costs are expensed as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset.

Use of Estimates
The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

4.	OTHER BALANCE SHEET INFORMATION
Components of selected captions in the accompanying balance sheets as of March 31, 2011 and December 31, 2010 consist of:

		31-Mar-11	31-Dec-10
		(Unaudited)	(Unaudited)
Prepaid expenses:

Prepaid insurance		$2,119	$8,475
Other		4,066	5,262
	Prepaid expenses	$6,185	$13,737

Property and equipment:
Computers and office equipment		$20,689	$20,689
Machinery and equipment		112,422	112,422
Less: accumulated depreciation		(109,163)	(103,159)
	Property and equipment, net	$23,948	$29,952

Accrued expenses:
Payroll and related		$458,250	$458,250
Professional fees		77,123	153,694
Accrued interest		34,691	22,054
Other		16,000	16,000
	Accrued expenses	$586,064	$649,998

5.	INTANGIBLE ASSETS
Intangible assets as of March 31, 2011 and December 31, 2010 consisted of the following:

	31-Mar-11	31-Dec-10
	(Unaudited)	(Unaudited)

Technology license	$97,112	$97,112
Website development	12,894	10,394
Less: accumulated amortization	(55,526)	(51,616)
Intangibles, net	$54,480	$55,890

In the second quarter of 2009, FluoroPharma renegotiated three of its technology licenses with Massachusetts General Hospital into one exclusive technology license. The net book value of the renegotiated licenses, $43,398, was used as the original cost of the new license and the remaining life of approximately 5 years. See Note 8 for commitments and contingencies associated with these licenses.

6.	SHORT-TERM CONVERTIBLE NOTES PAYABLE
The Company issued three short-term convertible promissory notes in January 2011, and two short-term convertible promissory notes in February 2011 for total consideration of $195,000.  The notes bear interest at 8%, are convertible into shares of common stock at $1.25 per share (156,000 shares) and the note holders were granted warrants to purchase 15,600 shares of common stock at $0.75 per share, exercisable for 5 years.  All notes were due March 31, 2011, but were subsequently extended until June 30, 2011. Interest of $2,670 was accrued as of March 31, 2011. (see Note 13)

In accordance with ASC Topic 470, the Company allocated the proceeds of all of the above notes to detachable warrants and convertible instruments based upon their relative fair value of the debt instrument without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using Black-Scholes option model (using a risk free interest rate of 2.43 percent, volatility of 131.11 percent to 151.86 percent, exercise price of $2.00, current market value of $0.75 per share and an expected life of 5 years) with the value allocated to the warrants reflected in Stockholders’ equity and a debt discount. Based upon the respective fair values as of the original agreement dates $6,155 of the $195,000 in total debt was allocated to discounts associated with the common stock purchase warrants. The entire discount was amortized as of March 31, 2011.

In the fourth quarter of 2010, the Company issued three 8% short-term convertible promissory notes for $125,000. The first loan, dated October 29 for $50,000 had a maturity date of December 31, 2010. The second loan, dated November 16 for $50,000 had a maturity date of January 31, 201. The third loan, dated December 15 for $25,000 had a maturity date of January 31, 2011. The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 100,000 shares. Warrants to purchase 10,000 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder (all three notes were issued to the same entity). Accrued interest on these notes was $3,790 and $1,293 at March 31, 2011 and December 31, 2010, respectively.

In the third quarter of 2010, the Company issued an 8% short-term convertible promissory notes for $100,000 to an investor and an additional 8% convertible promissory note for $15,000 to the same investor in exchange for expenses paid by the investor on behalf of the Company. All loans were due December 31, 2010.  The first loan, dated July 27, 2010 for $100,000. The second loan, dated September 14, 2010 for $15,000.  The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 92,000 shares. Warrants to purchase 9,200 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder. Accrued interest on these notes was $6,065 and $3,796 at March 31, 2011 and December 31, 2010, respectively.

In the second quarter of 2010, the Company issued two 8% short-term convertible promissory notes for $150,000 to an investor. All loans were due December 31, 2010.  The first loan, dated April 19, 2010 for $100,000.  The second loan, dated May 4, 2010 for $50,000.  The notes are convertible into shares of common stock at a price of $1.25 per share, a total of 120,000 shares. Warrants to purchase 12,000 shares of common stock at $2.00 per share, exercisable for 5 years were granted to the note holder. Accrued interest on these notes was $11,211 and $8,252 at March 31, 2011 and December 31, 2010, respectively.

In accordance with ASC Topic 470, the Company allocated the proceeds of all of the above 2010 notes to detachable warrants and convertible instruments based upon their relative fair values of the debt instrument without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using the Black-Scholes option model (using a risk free interest rate of 2.43% percent, volatility of 75.5% to 131.78%, exercise price of $2.00, current market value of $0.75 per share and an expected life of 5 years) with the value allocated to the warrants reflected in Stockholders’ Equity and a debt discount. Based upon the respective fair values as of the original agreement dates $11,817 of the $390,000 in total debt was allocated to discounts associated with the common stock purchase warrants. The unamortized discount and related to these notes was $0 and $1,172 as of March 31, 2011 and December 31, 2010, respectively.

In the first quarter of 2010, the Company issued a 6% short-term convertible promissory note for $100,000 to an investor due December 31, 2010. Accrued interest through March 31, 2011 was $6,937 and $5,458, respectively. The loan is convertible in shares of common stock at a rate of $0.50 per share, or 200,000 shares.  In the event FluoroPharma does not complete a qualified financing and the holders do not voluntarily convert, FluoroPharma was required to repay the outstanding principal balance and accrued and unpaid interest on December 31, 2010. The terms of the note are substantially the same as the note previously described. The Company used the net proceeds for product development, working capital and general corporate purposes.

In November 2009, the Company issued a 6% short-term convertible promissory note for $50,000 to an investor. The notes are convertible into shares of common stock at a price of $0.50 per share, a total of 100,000 shares. In the event FluoroPharma does not complete a qualified financing and the holder does not voluntarily convert, FluoroPharma was required to repay the outstanding principal balance and accrued and unpaid interest on December 31, 2010. Interest on the outstanding principal amount of the note is payable at maturity. Accrued at March 31, 2011 and December 31, 2010 was $3,995 and $3,255, respectively. The Company used the net proceeds for product development, working capital and general corporate purposes.

The conversion options embedded in all of the notes described above were not considered a derivative instrument, and was not required to be bifurcated since it is indexed to FluoroPharma’s stock. Equity classification of the embedded conversion option is met. Management also concluded the notes do not contain a beneficial conversion feature, as the share prices on the dates of issuance equaled the effective conversion price of the embedded conversion option.

All short-term convertible promissory notes’ maturity dates were subsequently extended month to month from December 31, 2010 to June 30, 2011, and certain notes were converted into common stock. See Note 14.

7.	COMMITMENTS AND CONTINGENCIES

License Agreements
In the second quarter of 2009, FluoroPharma renegotiated three of its technology licenses with Massachusetts General Hospital (MGH) into one exclusive technology license. The renegotiated license stipulates FluoroPharma meet certain obligations, including, but not limited to, raising an aggregate $2 million in capital by the second quarter of 2010; and meeting certain development milestones relating to clinical trials and filings with the FDA. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. Additionally, upon commercialization, FluoroPharma is required to make specified milestone payments and royalties on commercial sales.

All of the Company’s other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

Executive Employment Contracts
The Company has an employment contract with a key Company executive that provides for the continuation of salary and the grant of certain options to the executive if terminated for reasons other than cause, as defined in that agreement. The contract also provides for a $1 million bonus should FluoroPharma execute transactions as specified in the contract, including the sale of substantially all of the Company’s assets or stock or a merger transaction, any of which resulting in compensation to FluoroPharma’s stockholders aggregating in excess of $100 million for such transaction. At December 31, 2010, the future employment contract commitment for such key executive’s salary continuation based on these termination clauses was approximately $950,000.

 Legal Contingencies
We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business.  It is impossible for us to predict with any certainty the outcome of any disputes that may arise, and we cannot predict whether any liability arising from claims and litigation will be material in relation to our financial position or results of operations.

8.	INCOME TAXES
We are subject to taxation in the U.S. and the Commonwealth of Massachusetts. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2004.

At March 31, 2011 and December 31, 2010, the Company had gross deferred tax assets calculated at an expected blended rate of 38% of approximately $3,910,000 and $3,820,000, respectively, principally arising from net operating loss carry-forwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance of approximately $3,910,000 and $3,820,000 has been established at March 31, 2011 and December 31, 2010, respectively.

Additionally, the future utilization of our net operating loss and R&D credit carry-forwards to offset future taxable income may be subject to an annual limitation, pursuant to IRC Sections 382 and 383, as a result of ownership changes that may have occurred previously or that could occur in the future.

The significant components of the Company’s net deferred tax assets (liabilities) at March 31, 2011 and December 31, 2010 are as follows:

	31-Mar 11	31-Dec 10

Gross deferred tax assets:
Net operating loss carry-forwards	$2,936,304	$2,857,901
Stock based expenses	738,345	736,508
Tax credit carry-forwards	222,134	222,134
All others	13,139	13,139
	3,909,922	3,829,132
Gross deferred tax liabilities:
Deferred tax asset valuation allowance	(3,909,922)	(3,829,132)
Net deferred tax asset (liability)	$-	$-

At March 31, 2011, the Company has net operating loss carry-forwards for income tax purposes of approximately $7,700,000, which expire in the years 2023 through 2031. This reflects permanent differences and estimated temporary differences between book and tax losses. The net change in the allowance account from December 31, 2010 to March 31, 2011 was an increase of approximately $90,000 for the three months ended March 31, 2011.

The accounting for the tax benefits of acquired deductible temporary differences and NOL carry-forwards, which are not recognized at the acquisition date because a valuation allowance is established and which are recognized subsequent to the acquisition, will be applied first to reduce to zero any goodwill and other non-current intangible assets related to the acquisition.  Any remaining benefits would be recognized as a reduction of income tax expense.

9.	CAPITAL STOCK
Preferred Stock
The Company has authorized 1,500,000 shares of preferred stock, $0.001 par value. At March 31, 2011 and December 31, 2010, no shares of preferred stock were issued and outstanding.

Common Stock
The Company has authorized 18,500,000 shares of its common stock, $0.001 par value, of which 15,000,000 shares are designated Class A, and 3,500,000 are designated Class B. The classes have identical rights with the exception of voting rights. Class A shares receive one vote per share. Class B shares receive five votes per share until February 28, 2011, at which time they receive one vote per share. At December 31, 2010 and December 31, 2009, the Company had issued and outstanding 5,778,237 shares of its Class A common stock and 2,691,788 of its Class B common stock.

Class A Common Stock
All issuances of Class A common stock in 2009 were related to certain liability settlements. There were no issuances of Class A common stock in 2010 or the first quarter 2011.

Class B Common Stock
There were no issuances of Class B common stock in 2010 or the first quarter 2011. In May and June 2009, subsequent to the termination of certain investment agreements with a former or related party.  FluoroPharma issued 2,491,788 shares of Class B common stock at $0.25 per share to accredited investors for aggregate proceeds of $622,947.

In October 2009, FluoroPharma issued 200,000 shares of Class B common stock at $0.25 per share. As of December 31, 2009, $50,000 was receivable for this stock and was received in January 2010.

10.	STOCK PURCHASE WARRANTS
Common Stock Warrants
All issuances of common stock warrants during the year ending December 31, 2010 were related to certain short-term convertible notes payable. All issuances during the year ended 2009 were related to certain liability settlements. See Note 6.

The following is a summary of all common stock warrant activity during December 31, 2009 to March 31, 2011:

	Number of Shares Under Warrants	Exercise Price Share Per Share	Weighted Average Exercise Price

Warrants issued and exercisable at December 31, 2009	394,278	$1.43 - $3.00	$1.69
Warrants Granted	31,200	$1.25	$1.25

Warrants issued and exercisable at December 31, 2010	425,478	$1.25 - $3.00	$1.66
Warrants Granted	15,600	$1.25	-

Warrants issued and exercisable at March 31, 2011	441,078	$1.25 - $3.00	$1.64

The following represents additional information related to common stock warrants outstanding and exercisable at March 31, 2011:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price Exercise Price
$2.00	44,600	4.48	$1.25
$1.43	57,500	1.94	$1.43
$1.50	284,278	7.88	$1.50
$3.00	52,500	.79	$3.00
	438,878	5.91	$1.64

The Company used the Black-Scholes option price calculation to value the warrants granted in 2011 and 2010 using the following assumptions: risk-free rate of 2.43% volatility ranging from 75% to 152%; actual term and exercise price of warrants granted. See Note 3, Summary of Significant Accounting Policies, “Accounting for Share Based Payments.”

11.	COMMON STOCK OPTIONS
On January 1, 2004, the Company adopted its Equity Incentive Plan (“the Plan”) under which 3,000,000 shares of common stock are reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the Board of Directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

No options were granted in the first quarter 2011.

The fourth quarter of 2010, the Company granted Johan (Thijs) Spoor and Boyan Goumnerov options to purchase 400,000 and 60,000, respectively, shares of common stock in the Company at $0.75 per share (aggregate fair value of $237,115).  Of Mr. Spoors options, 100,000 vested immediately, and the remaining 300,000 vest when certain milestones are met. Dr. Goumnerov’s options, 20,000 vested immediately, the remaining options will vest annually over the next two years.

The following is a summary of all common stock option activity during the two years ended March 31, 2011:

	Shares Under Options Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2009	2,983,000	$0.61
Options granted	460,000	0.75
Options forfeited	-	-
Options exercised	-	-
Outstanding at December 31, 2010	3,443,000	$0.75
Options granted	-	-
Options forfeited	-	-
Options exercised	-	-
Outstanding at March 31, 2011	3,443,000	$0.75

	Options Exercisable	Weighted Average Exercise Price per Share
Exercisable at December 31, 2010	2,183,000	$0.75
Exercisable at March 31, 2011	2,208,000	$0.77

The following represents additional information related to common stock options outstanding and exercisable at March 31, 2011:

	Outstanding			Exercisable
Exercise Price Price	Number of Shares	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$0.20	210,000	1.07	$0.20	210,000	$0.20
$0.25	1,705,000	8.15	$0.25	810,000	$0.25
$0.75	720,000	7.28	$0.75	380,000	$0.75
$1.00	212,000	1.75	$1.00	212,000	$1.00
$1.43	376,000	5.82	$1.43	376,000	$1.43
$1.75	110,000	6.81	$1.75	110,000	$1.75
$1.99	110,000	7.67	$1.99	110,000	$1.99
	3,443,000	6.84	$0.63	2,208,000	$0.77

The weighted average remaining contractual term for fully vested share options (exercisable, above) and options expected to vest (outstanding, above) is 1.07 and 8.15 years.  The aggregate intrinsic value of all of the Company’s options is $2,519,895.

There were no options exercised during the three months ending March 31, 2011; therefore there was no intrinsic value of options exercised and no related tax benefits were realized. The total fair value of shares vested during the three months ending March 31, 2011 and March 31, 2010 was $4,833 and $15,782, respectively.

A summary of the status of the Company’s non-vested stock options as of March 31, 2011 and changes is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2009	1,035,000	$0.19
Options granted	460,000	-
Options vested	(235,000)	$0.19
Options forfeited	-	-
Non-vested at December 31, 2010	1,260,000	-
Options granted	-	$0.19
Options vested	(25,000)	-
Options forfeited	-	-
Non-vested at March 31, 2011	1,235,000	$0.19

As of December 31, 2010, there was approximately $333,675 of unrecognized compensation cost related to non-vested options. Weighted average period of non-vested stock options was 9.18 years as of December 31, 2010.

The Company used the Black-Scholes option price calculation to value the options granted in 2010 and 2009 using the following assumptions: risk-free rate of 2.43%; volatility of 75% to 152%; actual term and exercise price of options granted. See Note 3, Summary of Significant Accounting Policies, “Accounting for Share Based Payments.”

12.	RELATED PARTY TRANSACTIONS
An executive officer, who is also a beneficial owner of approximately 19% of outstanding shares, was due $465,750 for accrued payroll, of which, $7,500 was included in A/P and $458,250 was included in accrued expenses as of December 31, 2010 and March 31, 2011.

13.	SUBSEQUENT EVENTS
The Company evaluated events occurring subsequent to March 31, 2011, identifying those that are required to be disclosed. The Company converted two short-term convertible promissory notes and their accrued interest totaling $101,992 into 323,982 shares of Common Stock. The Company issued 450,000 shares of Common Stock as a cashless exercise of 900,000 Stock Options. The Company issued 30,000 shares valued at $37,500 ($1.25 per share) in consideration of extending the due dates of certain convertible promissory notes.

 On May 16, 2011, the Company entered into an Agreement and Plan of Merger with FluoroPharma Medical, Inc. f/k/a Commercial E-Waste Management, Inc. (“FPM”). Under the agreement, the shareholders of the Company will exchange their shares of common stock for 13,911,010 shares of FPM.  All of the outstanding options and warrants to purchase shares of the Company’s common stock prior to the Merger were converted into the options and warrants to purchase 4,101,000 and 661,617 shares of FPM’s common stock, respectively.

The acquisition will be accounted for as a reverse merger using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction are presented as a continuation of the Company (FluoroPharma, Inc.).  Under reverse acquisition accounting FluoroPharma, Inc. (the legal subsidiary) will be treated as the accounting parent (acquirer) and FPM (the legal parent) will be treated as the accounting subsidiary (acquiree).

Immediately before the closing of the Merger, FPM completed a Qualified Financing transaction.  As part of the Qualified Financing, the Company converted $367,600 of its deferred compensation to certain officers and directors into 442,892 shares of common stock (of FPM), and also converted the remaining $614,188 of notes payable and accrued interest into 813,894 shares of common stock (of FPM).  The difference between the fair market value of the shares issued for the conversion of debt ($61,419) was recognized as additional financing costs.

Immediately following the merger, FPM issued 161,250 shares of common stock in the cashless exercise of 215,000 (pre-merger FluoroPharma, Inc. options) options issued to a director of the Company.